May 9, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS FIRST QUARTER 2007 RESULTS

DENVER - DCP Midstream Partners, LP (NYSE: DPM) today reported financial results for the three months ended March 31, 2007. In November 2006 the Partnership completed the acquisition of Gas Supply Resources (GSR) from DCP Midstream, LLC, the owner of our general partner. The results of operations include the historical results of GSR for all periods presented. Earnings for periods prior to the acquisition of GSR are allocated to predecessor operations.

For the three months ended March 31, 2007, the Partnership reported net income of $12.5 million, a 56% increase when compared to net income of $8.0 million for the same period in 2006.

”We’re extremely pleased with the strong operating performance of our business this quarter,” said Mark Borer, president and CEO. “Volumes remain strong across all our business segments and our hedging program has helped insulate us from commodity price volatility. With the closing today of the previously announced acquisition of gathering and compression assets from Anadarko Petroleum Corporation in southern Oklahoma for approximately $180 million as well as the previously announced pending acquisition from DCP Midstream for approximately $250 million targeted for the end of the second quarter, the Partnership is well-positioned as it continues to execute its growth strategy.”

On April 25, 2007, the board of directors of the Partnership’s general partner declared a $0.035 increase in the quarterly distribution to $0.465 per limited partner unit, equating to a prospective annual distribution of $1.86 per limited partner unit. The new distribution rate represents an increase of 8.1 percent over the last quarterly distribution of $0.43 per unit paid on Feb. 14, 2007, and a 32.9 percent increase over the quarterly distribution paid for the first quarter of 2006 of $0.35 per unit. The Partnership’s distributable cash flow for the three months ended March 31, 2007 was $15.0 million, or 1.7 times the amount required to cover its current distribution rate to the general and limited partners. For the first quarter of 2006, distributable cash flow was $11.1 million.

Distributable cash flow, which is a non-generally accepted accounting principles (“non-GAAP”) financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net cash provided by operating activities, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

EBITDA for the first quarter of 2007 was $18.0 million, compared to $12.4 million in the corresponding 2006 period. The increase is primarily attributable to increased unit margins and the timing of non-cash lower of cost or market inventory adjustments for our Wholesale Propane Logistics segment which were partially offset by increased operating expenses for that segment, detailed further in the segment discussion.

EBITDA, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net income and net cash provided by operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services - - Segment gross margin increased $0.1 million to $17.1 million for the three months ended March 31, 2007, from $17.0 million for the same period of 2006. The increase is primarily due to higher NGL, condensate and natural gas volumes and hedging activity, partially offset by decreased marketing margins across Pelico and decreased commodity prices. During the first quarter of 2006, the Partnership was able to benefit from marketing margin related to atypical and significant differences in natural gas prices at various receipt and delivery points on the Partnership’s Pelico intrastate pipeline system. These price differences followed supply disruptions from hurricanes on the Gulf Coast in August and September of 2005. The Partnership was able to capture marketing margins in the first quarter of 2007, but not to the extent realized in the first quarter of 2006.

Wholesale Propane Logistics - - Segment gross margin increased $5.2 million to $10.8 million for the three months ended March 31, 2007 from $5.6 million for the same period in 2006 due primarily to higher unit margins resulting from changes in contract mix, our ability to utilize various sources of supply, the timing of non-cash lower of cost or market inventory adjustments, and higher sales volumes. These increases were partially offset by higher operating and maintenance expense at the new Midland terminal, which is scheduled to become operational in the second quarter of 2007, and higher labor and benefits costs. Earnings and cash flows related to our wholesale propane operations are weighted more heavily toward the winter months when propane demand for heating is at its highest levels. Our customers purchase propane from us in the warmer months, although at lower levels, in order to maintain their contract ratios to have available supply in winter months.

NGL Logistics - - Segment gross margin related to our NGL pipelines increased $0.4 million to $1.3 million for the three months ended March 31, 2007 compared to $0.9 million for the same period in 2006 primarily from the addition of volumes from our Wilbreeze pipeline which was placed in service in December 2006. Equity earnings from our interest in the Black Lake pipeline increased to $0.2 million for the first quarter of 2007 compared to zero for the same period in 2006 primarily due to increased volumes and decreased operating expenses.

Segment gross margin, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from segment net income, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss first quarter results May 10, 2007 at 11 a.m. ET. The dial-in number for the call is 866-356-4281 in the United States or 617-597-5395 outside the United States, pass code 91364308. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay for seven days by dialing 888-286-8010, in the United States or 617-801-6888 outside the United States, pass code 69788831. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, gross margin, segment gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders.

We define EBITDA as net income less interest income plus interest expense, and depreciation and amortization expense. EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:
•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and
•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations. Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.

We define distributable cash flow as EBITDA, plus interest income, less interest expense, undistributed earnings from equity method investments, maintenance capital expenditures, net of reimbursable projects, adjustments for non-cash hedge ineffectiveness, and non-cash mark to market of derivative instruments. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Non-cash hedge ineffectiveness refers to the ineffective portion of our cash flow hedges, which is recorded in earnings in the current period. Non-cash hedge ineffectiveness and non-cash mark to market of derivative instruments are considered to be non-cash for the purpose of computing distributable cash because settlement will not occur until future periods and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices;
•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	($ in millions, except per unit data)
Sales of natural gas, propane, NGLs and condensate	$232.9	$259.0
Transportation and processing services	7.3	6.5
Losses from non-trading derivative activity	(0.1)	(0.1)
Total operating revenues	240.1	265.4
Purchases of natural gas, propane and NGLs	210.9	241.9
Gross margin	29.2	23.5
Operating and maintenance expense	6.6	6.4
General and administrative expense	4.8	4.7
Earnings from equity method investments	0.2	—
EBITDA	18.0	12.4
Depreciation and amortization expense	3.4	3.3
Interest income	(1.7)	(1.5)
Interest expense	3.8	2.6
Net income	$12.5	$8.0
Less:
Net income attributable to predecessor operations	—	(2.6)
General partner interest in net income	(0.3)	(0.1)

Net income allocable to limited partners	$12.2	$5.3

Net income per limited partner unit—basic and diluted	$0.58	$0.30

Weighted average limited partner units outstanding—basic and diluted	17.7	17.5

DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL AND OPERATING DATA
(Unaudited)

	Three Months Ended March 31,
	2007	2006
($ in millions)
Natural Gas Services Segment:
Financial data:
Segment gross margin	$17.1	$17.0
Operating data:
Natural gas throughput (MMcf/d)	371	364
NGL gross production (Bbls/d)	5,304	4,962

Wholesale Propane Logistics Segment:
Financial data:
Segment gross margin	$10.8	$5.6
Operating data:
Propane sales volume (Bbls/d)	35,358	34,599

NGL Logistics Segment:
Financial data:
Segment gross margin	$1.3	$0.9
Operating data:
NGL pipelines throughput (Bbls/d)	27,458	23,425

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	($ in millions)
Reconciliation of segment net income to segment gross margin:

Natural Gas Services segment:
Segment net income	$10.9	$10.1
Add:
Depreciation and amortization expense	2.9	2.8
Operating and maintenance expense	3.3	4.1
Segment gross margin	$17.1	$17.0

Wholesale Propane Logistics segment:
Segment net income	$7.4	$3.2
Add:
Depreciation and amortization expense	0.2	0.3
Operating and maintenance expense	3.2	2.1
Segment gross margin	$10.8	$5.6

NGL Logistics segment:
Segment net income	$1.1	$0.5
Add:
Depreciation and amortization expense	0.3	0.2
Operating and maintenance expense	0.1	0.2
Less:
Earnings from equity method investments	(0.2)	—
Segment gross margin	$1.3	$0.9

- more -

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES — Continued
(Unaudited)

	Three Months Ended March 31,
	2007	2006
($ in millions)
Reconciliation of net income to EBITDA:
Net income	$12.5	$8.0
Interest income	(1.7)	(1.5)
Interest expense	3.8	2.6
Depreciation and amortization expense	3.4	3.3
EBITDA	$18.0	$12.4

Reconciliation of net cash provided by operating activities to EBITDA:
Net cash provided by operating activities	$14.2	$8.2
Interest income	(1.7)	(1.5)
Interest expense	3.8	2.6
Undistributed earnings from equity method investments	0.2	—
Net changes in operating assets and liabilities	1.0	2.4
Other, net	0.5	0.7
EBITDA	$18.0	$12.4

Reconciliation of net cash provided by operating activities to distributable cash flow:
Net cash provided by operating activities	$14.2	$8.2
Maintenance capital expenditures, net of reimbursable projects	(0.6)	(1.4)
Non-cash hedge ineffectiveness	—	0.4
Non-cash derivative mark to market	(0.1)	—
Post closing reimbursement from DCP Midstream, LLC for maintenance capital expenditures	—	0.8
Net changes in operating assets and liabilities	1.0	2.4
Other, net	0.5	0.7
Distributable cash flow	$15.0	$11.1